UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 7, 2019
WORKHORSE GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53704	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
100 Commerce Drive, Loveland, Ohio 45140
(Address of principal executive offices) (zip code)
(513) 297-3640
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	WKHS	The Nasdaq Capital Market

Item 1.01 Entry into a Material Definitive Agreement.

On November 7, 2019, Workhorse Group Inc. (the “Company”) entered into a transaction with Lordstown Motors Corp. (“LMC”) pursuant to which the Company agreed to grant LMC a perpetual and worldwide license to certain intellectual property relating to the Company’s W-15 electric pickup truck platform and its related technology (the “Licensed Intellectual Property”) in exchange for royalties, equity interests in LMC, and other consideration (the “LMC Transaction”). LMC was founded by Stephen S. Burns (“Mr. Burns”), a current stockholder and former Chief Executive Officer and Director of the Company.

In connection with the LMC Transaction, the following agreements (collectively, the “Agreements”) were entered into on November 7, 2019:

•Intellectual Property License Agreement between the Company and LMC (the “License Agreement”);
•Subscription Agreement between the Company and LMC (the “Subscription Agreement”);
•Voting and Registration Rights Agreement among the Company, LMC, and certain LMC stockholders (the “Voting Agreement”); and
•Consent and Waiver to Credit Agreement among the Company, Wilmington Trust, as agent, and the lenders under the Credit Agreement (defined below) (the “Consent and Waiver”).

LMC will endeavor to, among other things, raise sufficient third-party capital to cover the acquisition, retrofitting, and restart of the Lordstown Assembly Complex, and the ongoing operating costs it expects to incur, which amounts are expected to be material (the “Capital Raise”). The Agreements provide that LMC would manufacture electric pickup trucks or similar vehicles under 10,001 gross vehicle weight (GVW) using the Licensed Intellectual Property (the “Vehicles”).

Under the Agreements, LMC has exclusive rights to the Licensed Intellectual Property from the date of the License Agreement until the earliest of: (i) June 30, 2020, if the Capital Raise has not occurred; (ii) the second anniversary of the LMC Transaction, if LMC has not started regularly producing Vehicles; (iii) the third anniversary of the LMC Transaction; and (iv) the date that any third-party automotive manufacturer acquires more than ten percent of LMC’s outstanding common stock. The Licensed Intellectual Property, which relates to the Company’s W-15 electric pickup truck platform and its related technology, excludes the Company’s intellectual property relating to cargo vans for last-mile delivery or commercial use. LMC will have the right, with limited exceptions, to match the best competing offer as a subcontractor for the Company in the event the Company should need to engage a subcontractor in connection with larger potential production contracts to assemble such vehicles utilizing its existing capabilities and technologies. The limited exceptions include the event in which the Company elects to award a subcontract for the manufacturing or assembly to a strategic partner owning in excess of 19% of the Company.

LMC must pay the Company one percent of the aggregate debt and equity commitments funded to LMC upon completion of the Capital Raise (the “Royalty Advance”). LMC must also pay a one percent royalty on the gross sales price of the first 200,000 Vehicles sold, but only to the extent that the aggregate amount of such royalty fees exceed the amount paid as the Royalty Advance. Upon completion of the Capital Raise, the Company intends to transfer its ~6,000 existing orders for Vehicles to LMC, subject to customer consent. LMC will pay the Company a four percent commission on the gross sales price of any transferred existing orders fulfilled by LMC. The success of the Capital Raise is not within the Company’s control, and it therefore cannot provide assurance that it will receive the Royalty Advance or receive the projected underlying royalty from the production of Vehicles.

Under the Subscription Agreement, LMC agreed to issue ten percent of its common stock to the Company in exchange for the Company’s obligations under the License Agreement. The Subscription Agreement grants the Company anti-dilution rights for two years. The Company is subject to certain restrictions on transferring LMC’s equity for this two-year period. Under the Voting Agreement, the Company has the right to designate one director to LMC’s board of directors, subject to certain limitations. The Voting Agreement also grants limited registration rights to the Company.

The Company is party to a certain Credit Agreement with Wilmington Trust, as agent, and certain lenders thereunder (the “Lenders”), dated as of December 31, 2018 (the “Credit Agreement”). Under the Consent and Waiver, the Lenders consented to the Company entering into the LMC Transaction and the Agreements and waived any events of default created thereby.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 5, 2019, the Company and Mr. Burns were parties to a Services Agreement, dated as of February 4, 2019 (the “Services Agreement”). The parties to the Services Agreement mutually agreed to its termination effective as of August 1, 2019.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above relating to the Consent and Waiver is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
104	Cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKHORSE GROUP INC.

Date: November 7, 2019	By:	/s/ Paul Gaitan
	Name: Title:	Paul Gaitan Chief Financial Officer

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